SiriCOMM Announces Appointment of President/CEO

Mark Grannell, Veteran Telco Executive, Named to Top Post

Joplin, Mo. – February 12, 2007 -- SiriCOMM Inc., (OTC BB: SIRC) today announced that Mark L. Grannell has been named as the Company’s President and Chief Executive Officer, effective immediately. Mr. Grannell succeeds Mr. William Graham who resigned January 31, 2007.

“We are extremely pleased to have an executive with such extraordinary breadth of experience leading the SiriCOMM organization,” said Hank Hoffman, Chairman. “Mark’s highly successful career includes broadband business development, IP-based applications deployment, and network management—all key components of our organization’s strategy. We believe that Mark possesses the skills to enable SiriCOMM to realize its vision to be the transportation industry standard for wireless data communication.”

“SiriCOMM has an exciting and innovative business model,” said Mark Grannell. “I look forward to using my telecommunications leadership experience to move the Company toward the full realization of its vision as an applications services and wireless network provider.”

Most recently Mr. Grannell was Senior Director of Account Development for Level 3 Communications, Inc., an international provider of IP voice and data communications services. Previously he was Vice President of Business Development for Wireless Facilities, Inc. and for over ten years held various management positions with Sprint. Mr. Grannell earned his Bachelor of Science degree from Kansas State University and his MS Electrical and Computer Engineering from the University of Missouri.

About SiriCOMM

SiriCOMM is an application service provider specializing in wireless Internet connectivity and productivity applications tailored to the transportation industry. By providing both network access and a robust application host platform, SiriCOMM delivers a responsive and convenient way for all industry stakeholders to utilize and leverage information. The company uses Wi-Fi and radio-frequency technologies to create hot spots at locations convenient to highway travel.

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM’s products, increased levels of competition for the company, new products and technological changes, SiriCOMM’s dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM’s periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

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Contact:

Matt McKenzie, Chief Financial Officer

SiriCOMM, Inc.

4710 E. 32nd Street

Joplin, MO 64804

Phone: 417-626-9971

Web: http://www.siricomm.com

EMAIL: INFO@SIRICOMM.COM

ALLYSON POOLEY

INTEGRATED CORPORATE RELATIONS

PHONE: 310-954-1100

EMAIL: APOOLEY@ICRINC.COM